Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-212571 February 8, 2017 Barclays Bank PLC Buffer Digital Notes

Linked to the iShares® Russell 2000 ETF due on or about March 14, 2019

Investment Description

Buffer Digital Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the iShares® Russell 2000 ETF (the “Underlying”). If the Final Underlying Price is greater than or equal to the Digital Barrier (90% of the Initial Underlying Price), the Issuer will repay the principal amount of the Notes at maturity plus pay a return equal to the Digital Return of 17.35%. However, if the Final Underlying Price is less than the Downside Threshold (which is equal to the Digital Barrier), the Issuer will pay you a cash payment at maturity that is less than the principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer of 10%. Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. You may lose up to 90% of your principal. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-4 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus supplement.

Features

❑  Digital Return Feature: If the Final Underlying Price is greater than or equal to the Digital Barrier, the Issuer will repay the principal amount at maturity plus pay a return equal to the Digital Return. Any positive return on the Notes will be limited to the Digital Return and you will not participate in any appreciation in the value of the Underlying above the Digital Return, which may be significant.

❑  Buffered Downside Market Exposure: If the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	February 8, 2017
Settlement Date:	February 13, 2017
Final Valuation Date[2]:	March 8, 2019
Maturity Date[2]:	March 14, 2019

[1]  Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Notes remains the same.

[2]  Subject to postponement. See “Indicative Terms” on page FWP-6 of this free writing prospectus.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, SUBJECT TO THE BUFFER AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-7 OF THIS FREE WRITING PROSPECTUS AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE FWP-4 OF THIS FREE WRITING PROSPECTUS.

Note Offering

We are offering Buffer Digital Notes linked to the iShares® Russell 2000 ETF. The Initial Underlying Price, Digital Barrier and Downside Threshold will be set on the Trade Date. The Initial Underlying Price will be the Closing Price of the Underlying on the Trade Date. The Notes are offered at a minimum investment of $1,000 (100 Notes).

Underlying	Digital Return	Initial Underlying Price	Digital Barrier*	Downside Threshold*	Buffer	CUSIP/ ISIN
iShares® Russell 2000 ETF (IWM)	17.35%	$•	90% of the Initial Underlying Price	90% of the Initial Underlying Price	10%	06744M166 / US06744M1669

*Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.10	$9.90
Total	$•	$•	$•

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.600 and $9.811 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refers to the Buffer Digital Notes that are offered hereby, unless the context otherwise requires.

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Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-7 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 90% of your initial investment.

♦   You can tolerate a loss of up to 90% of your initial investment, and you are willing to make an investment that may have downside market risk similar to the Underlying, subject to the Buffer at maturity.

♦   You believe the Final Underlying Price is likely to be at or above the Digital Barrier (which is equal to the Downside Threshold) and that any appreciation of the Underlying is unlikely to exceed the Digital Return.

♦   You understand and accept that any positive return on the Notes will be limited to the Digital Return, and you will not participate in any appreciation in the value of the Underlying above the Digital Return, which may be significant.

♦   You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

♦   You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You understand and are willing to accept the risks associated with the Underlying.

♦   You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts owed to you under the Notes, including any repayment of principal.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 90% of your initial investment.

♦   You cannot tolerate the loss of up to 90% of your initial investment, or you are not willing to make an investment that may have downside market risk similar to the Underlying, subject to the Buffer at maturity.

♦   You believe the Final Underlying Price is likely to be less than the Digital Barrier (which is equal to the Downside Threshold), or you believe the Underlying will appreciate over the term of the Notes by more than the Digital Return.

♦   You seek an investment that provides for participation in any upside performance of the Underlying above the Digital Return.

♦   You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

♦   You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦   You do not understand or are not willing to accept the risks associated with the Underlying.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦   You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Notes, for any payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-7 of this free writing prospectus and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “iShares® Russell 2000 ETF” below.

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Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note
Term[2,3]:	Approximately 25 months
Reference Asset[3]:	The iShares® Russell 2000 ETF (Bloomberg ticker symbol “IWM”) (the “Underlying”)
Payment at Maturity (per Note):

•      If the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), the Issuer will repay the principal amount plus pay a return equal to the Digital Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Digital Return)

•       If the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Digital Return:	17.35%
Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Initial Underlying Price[3]:	The Closing Price of the Underlying on the Trade Date
Final Underlying Price[3]:	The Closing Price of the Underlying on the Final Valuation Date
Digital Barrier[3]:	90% of the Initial Underlying Price (rounded to two decimal places)
Downside Threshold[3]:	90% of the Initial Underlying Price (rounded to two decimal places)
Buffer:	10%
Closing Price[3]:	Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note
Term[2,3,4]:	Approximately 25 months
Reference Asset[3]:	The iShares® Russell 2000 ETF (Bloomberg ticker symbol “IWM”) (the “Underlying”)
Payment at Maturity (per Note):

•     If the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), the Issuer will repay the principal amount plus pay a return equal to the Digital Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Digital Return)

•      If the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Digital Return:	17.35%
Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Initial Underlying Price[3]:	The Closing Price of the Underlying on the Trade Date
Final Underlying Price[3]:	The Closing Price of the Underlying on the Final Valuation Date
Digital Barrier[3]:	90% of the Initial Underlying Price (rounded to two decimal places)
Downside Threshold[3]:	90% of the Initial Underlying Price (rounded to two decimal places)
Buffer:	10%
Closing Price[3]:	Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Investment Timeline
Trade Date:	The Initial Underlying Price is observed and the Digital Barrier and Downside Threshold are determined.

Maturity Date:

The Final Underlying Price is observed and the Underlying Return is determined on the Final Valuation Date.

If the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), the Issuer will repay the principal amount plus pay a return equal to the Digital Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Digital Return)

If the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. You may lose up to 90% of your principal. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day or if a market disruption event occurs on the Final Valuation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor underlying or, if no successor underlying is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Underlying, the Calculation Agent may adjust any variable, included but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Digital Barrier, Downside Threshold and Closing Price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

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Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “iShares® Russell 2000 ETF” below). Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	You risk losing up to 90% of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. The Issuer will pay you the principal amount of your Notes only if the Final Underlying Price is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Final Underlying Price is less than the Downside Threshold, you will be exposed to the decline in the Underlying in excess of the Buffer and the Issuer will repay less than the full principal amount of the Notes at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, you may lose up to 90% of your principal.

♦	Buffered downside market exposure applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Downside Threshold.

♦	The Digital Return applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Digital Return or the Notes themselves, and the return you realize may be less than the Underlying’s return itself, even if such return is positive and does not exceed the Digital Return. You can receive the full benefit of the Digital Return only if you hold your Notes to maturity.

♦	The potential return on the Notes is limited to the Digital Return — If the Final Underlying Price is greater than or equal to the Digital Barrier, the Issuer will pay you at maturity $10 plus a return equal to the Digital Return, regardless of any appreciation of the Underlying, which may be significant. Therefore, if the Underlying has appreciated since the Trade Date by more than the Digital Return, your return on the Notes will be less than the return on a direct investment in the Underlying or its underlying components.

♦	The probability that the Final Underlying Price will be less than the Downside Threshold will depend on the volatility of the Underlying — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that the Final Underlying Price will be less than the Downside Threshold, which would result in a loss of up to 90% of your principal at maturity. However, the Underlying’s volatility can change significantly over the term of the Notes. The price of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential loss of up to 90% of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this free writing prospectus. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have.

♦	No interest payments — The Issuer will not make periodic interest payments on the Notes.

FWP-7

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Limited liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	Potential Barclays Bank PLC impact on value — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the price of the Underlying and, therefore, the market value of the Notes.

♦	The Final Underlying Price is not based on the price of the Underlying at any time other than the Final Valuation Date — The Final Underlying Price will be based solely on the Closing Price of the Underlying on the Final Valuation Date and the payment at maturity will be based solely on the Final Underlying Price as compared to the Downside Threshold. Therefore, if the price of the Underlying declines on or prior to the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Underlying Price been determined at a time prior to such decline or after the price of the Underlying has recovered. Although the price of the Underlying on the Maturity Date or at other times during the term of your Notes may be higher than the price of the Underlying on the Final Valuation Date, you will not benefit from the price of the Underlying at any time other than the Final Valuation Date.

♦	The Notes are subject to small-capitalization companies risk — The component securities held by the Underlying are issued by companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Underlying may be more volatile than an investment linked to an exchange-traded fund that holds component securities issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Certain features of the Underlying will impact the value of the Notes — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities not included in the Underlying Index. The value of the Underlying is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Underlying invested only in conventional securities.

♦	Transaction costs and fees. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Notes are linked to the performance of the Underlying and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

FWP-8

♦	Adjustments to the Underlying or to the Underlying Index could adversely affect the value of the Notes — The investment adviser to the Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Underlying, the Calculation Agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying, or if the Calculation Agent determines that no successor fund is available, to accelerate the Maturity Date of the Notes. If the Notes are accelerated, investors will not benefit from any potential appreciation of the Underlying from the accelerated Maturity Date to the originally scheduled Maturity Date. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Underlying is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the component securities held by the Underlying;

♦	the time to maturity of the Notes;

♦	the market price and dividend rate on the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

FWP-9

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, selecting a successor underlying or, if no successor underlying is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	The U.S. federal income tax consequences of an investment in the Notes are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Notes?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

FWP-10

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $10 principal amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth below. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Price. The actual Initial Underlying Price and resulting Digital Barrier and Downside Threshold will be based on the Closing Price of the Underlying on the Trade Date, and the actual Final Underlying Price will be the Closing Price of the Underlying on the Final Valuation Date. For historical data regarding the actual Closing Price of the Underlying, please see the historical information set forth under the section titled “iShares® Russell 2000 ETF” below. Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Notes. We cannot predict the Closing Price of the Underlying on any day during the term of the Notes, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes.

Term:	Approximately 25 months
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Digital Barrier:	$90.00 (90% of the hypothetical Initial Underlying Price)
Hypothetical Downside Threshold:	$90.00 (90% of the hypothetical Initial Underlying Price)
Buffer:	10%
Digital Return:	17.35%

Final Underlying Price	Underlying Return[1]	Payment at Maturity	Total Return on Notes at Maturity[2]
$180.00	80.00%	$11.735	17.35%
$170.00	70.00%	$11.735	17.35%
$160.00	60.00%	$11.735	17.35%
$150.00	50.00%	$11.735	17.35%
$140.00	40.00%	$11.735	17.35%
$130.00	30.00%	$11.735	17.35%
$120.00	20.00%	$11.735	17.35%
$117.35	17.35%	$11.735	17.35%
$110.00	10.00%	$11.735	17.35%
$105.00	5.00%	$11.735	17.35%
$100.00	0.00%	$11.735	17.35%
$95.00	-5.00%	$11.735	17.35%
$90.00	-10.00%	$11.735	17.35%
$89.99	-10.01%	$9.999	-0.01%
$80.00	-20.00%	$9.000	-10.00%
$70.00	-30.00%	$8.000	-20.00%
$60.00	-40.00%	$7.000	-30.00%
$50.00	-50.00%	$6.000	-40.00%
$40.00	-60.00%	$5.000	-50.00%
$30.00	-70.00%	$4.000	-60.00%
$20.00	-80.00%	$3.000	-70.00%
$10.00	-90.00%	$2.000	-80.00%
$0.00	-100.00%	$1.000	-90.00%
[1]	The Underlying Return excludes any cash dividend payments.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Note to the purchase price of $10 per Note.

FWP-11

Example 1 — The Closing Price of the Underlying increases 30.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $130.00, resulting in an Underlying Return of 30.00%.

Because the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), the Issuer will pay a payment at maturity calculated as follows per Note:

$10 + ($10 × Digital Return)

$10 + ($10 × 17.35%) = $10 + $1.735 = $11.735

Even though the Underlying Return is 30.00% in this example, your return is limited to the Digital Return of 17.35%. The payment at maturity of $11.735 per Note represents a total return on the Notes equal to the Digital Return of 17.35%.

Example 2 — The Closing Price of the Underlying decreases 5.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $95.00, resulting in an Underlying Return of -5.00%.

Because the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), the Issuer will pay a payment at maturity calculated as follows per Note:

$10 + ($10 × Digital Return)

$10 + ($10 × 17.35%) = $10 + $1.735 = $11.735

The payment at maturity of $11.735 per Note represents a total return on the Notes equal to the Digital Return of 17.35%.

Example 3 — The Closing Price of the Underlying decreases 60.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $40.00, resulting in an Underlying Return of -60.00%.

Because the Final Underlying Price is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Note:

$10 + [$10 × (Underlying Return + 10%)]

$10 + [$10 × (-60.00% + 10%)] = $10 + -$5 = $5.000

The payment at maturity of $5.000 per Note represents a loss on the Notes of 50.00%, which reflects the Underlying Return of -60.00% plus the Buffer of 10%.

If the Final Underlying Price is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Investors could lose up to 90% of their principal amount.

FWP-12

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying. Assuming this treatment is respected, gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Notes to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Recently promulgated Treasury regulations exclude from the scope of Section 871(m) of the Code instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

FWP-13

iShares® Russell 2000 ETF

We have derived all information contained in this free writing prospectus regarding the iShares® Russell 2000 ETF (the “Underlying”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The Underlying is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Underlying. The Underlying is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM.”

The Underlying seeks to track investment results, before fees and expenses, of the Russell 2000® Index (the “Underlying Index”). The Underlying Index is an equity index that is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), the Underlying Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000. For additional information about the Underlying Index, see “Indices—The Russell Indices” in the accompanying index supplement.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index, and may not hold all of the equity securities included in the Underlying Index. The Underlying invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

The Underlying Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the Underlying is an actual investment portfolio. The performance of the Underlying and the Underlying Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Underlying’s portfolio and the Underlying Index resulting from the Underlying’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Underlying but not to the Underlying Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the Underlying’s tracking error will not exceed 5%. Because the Underlying uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Underlying, please see the Underlying’s prospectus. In addition, information about iShares® Trust and the Underlying may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not independently verified the accuracy or completeness of such information. Information contained in the iShares® website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

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Historical Information

The following table sets forth the quarterly high, low and period-end Closing Prices for the Underlying, based on the daily Closing Prices of the Underlying. The Closing Price of the Underlying on February 7, 2017 was $135.24.

We obtained the Closing Prices of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlying during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	$84.41	$74.56	$82.85
4/1/2012	6/30/2012	$83.79	$73.64	$79.65
7/1/2012	9/30/2012	$86.40	$76.68	$83.46
10/1/2012	12/31/2012	$84.69	$76.88	$84.29
1/1/2013	3/31/2013	$94.80	$86.65	$94.26
4/1/2013	6/30/2013	$99.51	$89.58	$97.16
7/1/2013	9/30/2013	$107.10	$98.08	$106.62
10/1/2013	12/31/2013	$115.31	$103.67	$115.31
1/1/2014	3/31/2014	$119.83	$108.64	$116.34
4/1/2014	6/30/2014	$118.81	$108.88	$118.81
7/1/2014	9/30/2014	$120.02	$109.35	$109.35
10/1/2014	12/31/2014	$121.08	$104.30	$119.67
1/1/2015	3/31/2015	$126.03	$114.69	$124.35
4/1/2015	6/30/2015	$129.01	$120.85	$124.86
7/1/2015	9/30/2015	$126.31	$107.53	$109.20
10/1/2015	12/31/2015	$119.85	$109.01	$112.51
1/1/2016	3/31/2016	$110.62	$94.80	$110.62
4/1/2016	6/30/2016	$118.43	$108.69	$114.97
7/1/2016	9/30/2016	$125.70	$113.69	$124.21
10/1/2016	12/31/2016	$138.31	$115.00	$134.85
1/1/2017	2/7/2017*	$137.78	$133.75	$135.24

* Information for the first calendar quarter of 2017 includes data for the period from January 1, 2017 through February 7, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through February 7, 2017, based on the daily Closing Prices of the Underlying. The dotted line represents a hypothetical Digital Barrier and Downside Threshold of $121.72, which is equal to 90% of the Closing Price of the Underlying on February 7, 2017. The actual Digital Barrier and Downside Threshold will be based on the Closing Price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

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